SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15


          Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange
          Act of 1934 or Suspension of Duty to File Reports Under
                   Section 13 and 15(d) of the Securities
                           Exchange Act of 1934.


                                             Commission File Number 1-10211
                                                                    .......


                          Essex International Inc.
 ..............................................................................
           (Exact name of registrant as specified in its charter)


        1601 Wall Street, Fort Wayne, Indiana 46802, (219) 461-4000
 ..............................................................................
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  15% Series B Cumulative Redeemable Exchangeable Preferred Stock due 2004
 ..............................................................................
          (Title of each class of securities covered by this Form)


                                Common Stock
 .............................................................................
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6 [ ]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date:

                         0
 ...................................................

     Pursuant to the requirements of the Securities Exchange Act of 1934, Essex International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


REGISTRANT:  ESSEX INTERNATIONAL INC.


Date:     June 9, 1997                  By:      /s/ David A. Owen
      ........................         .......................................
                                                     David A. Owen
                                                Chief Financial Officer,
                                        Executive Vice President and Treasurer